Exhibit 99.1

Sky Petroleum Reports 23,947 Barrels During 2008 Second Quarter

Mubarek Production from H2 and K2 ST4 Wells Approximately 263 bopd for the 2008 2nd Quarter

AUSTIN, Texas--(BUSINESS WIRE)--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today reported that during the second quarter ending June 30, 2008 Mubarek production from the H2 and K2- ST 4 wells was 23,947 barrels of oil. The Mubarek H2 well produced 8,489 barrels of oil or 93 bopd and the Mubarek K2-ST4 well produced 15,458 barrels of oil or 170 bopd during the second quarter of 2008.

During the second quarter of 2008 the performance of the H2 well was stable. During the same period the K2-ST4 well performed satisfactorily until June 18th when the well was shut in to inspect and repair the flexible gas lift line between the J and K platforms. Crescent Petroleum Company International Limited, the operator of the Mubarek Field, is making repairs and estimates the K2-ST4 well will brought back on line by mid-August.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to enhance and stabilize production from the wells, the total cost of drilling and operating the wells, the production could drop below current rates due to the unstable nature of the wells, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com